Exhibit 99.1

SPANISH BROADCASTING ANNOUNCES FCC APPROVAL TO

EXCHANGE STATIONS IN PUERTO RICO

MIAMI, FLORIDA, December 30, 2015 – Spanish Broadcasting System, Inc. (the “Company” or “SBS”)

(NASDAQ: SBSA) today announces FCC approval to exchange stations in Puerto Rico.

As we have previously disclosed, we exercised our option to swap three of our radio stations in Puerto Rico, WIOA-FM, WZET-FM and WIOC-FM, plus $1.9 million for three full power television stations in Puerto Rico, WTCV-DT - Channel 32, WVEO-DT - Channel 17 and WVOZ-DT - Channel 47, with International Broadcast Corp., subject to obtaining approval from the Federal Communications Commission (“FCC”).  We have now received FCC approval for the assignment of the licenses and we expect to close this transaction shortly.  The transaction will qualify as a like-kind exchange under Section 1031 of the Internal Revenue Code.

Upon closing of this transaction, we intend to participate in the FCC’s television spectrum incentive auction with all three of the acquired licenses to monetize the potential excess value of the station swap option and maximize the potential cash proceeds that are expected to be created by the auction process.  There can be no assurance that the FCC’s television spectrum incentive auction will be successfully completed or any potential excess value and/or cash proceeds will be subsequently realized.

About Spanish Broadcasting System, Inc.

Spanish Broadcasting System, Inc. is the largest publicly traded Hispanic-controlled media and entertainment company in the United States.  SBS owns 20 radio stations located in the top U.S. Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, airing the Spanish Tropical, Regional Mexican, Spanish Adult Contemporary, Top 40 and Latin Rhythmic format genres. SBS also operates AIRE Radio Network, a national radio platform which creates, distributes and markets leading Spanish-language radio programming to over 100 affiliated stations reaching 88% of the U.S. Hispanic audience.  SBS also owns MegaTV, a television operation with over-the-air, cable and satellite distribution and affiliates throughout the U.S. and Puerto Rico. SBS also produces live concerts and events and owns multiple bilingual websites, including www.LaMusica.com, an online destination and mobile app providing content related to Latin music, entertainment, news and culture. For more information, visit us online at www.spanishbroadcasting.com.

Contacts:

Analysts and Investors	Analysts, Investors or Media
Joseph A. Garcia	Brad Edwards
Chief Financial Officer, Chief Administrative	Brainerd Communicators, Inc.
Officer, Senior Executive Vice President and	(212) 986-6667

Secretary

(305) 441-6901